EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NETWORK-1 DECLARES SEMI-ANNUAL DIVIDEND

New Canaan, Connecticut September 8, 2023– Network-1 Technologies, Inc. (NYSE American: NTIP) today announced that its Board of Directors has declared a semi-annual cash dividend of $0.05 per common share pursuant to its dividend policy.  The semi-annual cash dividend of $0.05 per share is payable on September 29, 2023 to all common stockholders of record as of September 19, 2023.

The dividend policy of Network-1 undergoes a periodic review by the Board of Directors and is subject to change at any time depending on the earnings of Network-1, its financial requirements and other factors existing at the time. Future declarations of semi-annual dividends and the establishment of future record and payment dates are subject to the final determination and discretion of the Board of Directors.

ABOUT NETWORK-1 TECHNOLOGIES, INC.

Network-1 Technologies, Inc. is engaged in the development, licensing and protection of its intellectual property and proprietary technologies. Network-1 works with inventors and patent owners to assist in the development and monetization of their patented technologies. Network-1 currently owns one-hundred and thirteen (113) U.S. and non-U.S. patents covering various telecommunications and data networking technologies as well as technologies relating to document stream operating systems and the identification of media content. Network-1’s current strategy includes efforts to monetize five patent portfolios ( the Cox, M2M/IoT, HFT and Mirror Worlds and Remote Power Patent Portfolios), Network-1’s strategy is to focus on acquiring and investing in high quality patents which management believes have the potential to generate significant licensing opportunities as Network-1 has achieved with respect to its Remote Power Patent and Mirror Worlds Patent Portfolio. Network-1’s Remote Power Patent has generated licensing revenue in excess of $187,000,000 from May 2007 through June 30, 2023. Network-1 has achieved licensing and other revenue of $47,150,000 through June 30, 2023 with respect to its Mirror Worlds Patent Portfolio.

Corey M. Horowitz, Chairman and CEO
Network-1 Technologies, Inc.
(917) 692-0000